Exhibit 10.14

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS

BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS

DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE

REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

ASSET TRANSFER AGREEMENT

by and between

SEAPORT THERAPEUTICS, INC., on the one hand,

and

PURETECH HEALTH LLC,

and

PURETECH LYT, INC., on the other hand

Dated as of April 8, 2024

Execution Version

-i-

ARTICLE V CONFIDENTIALITY		18

5.1	Confidentiality	18
5.2	Authorized Disclosure	19
5.3	Terms of this Agreement	19

ARTICLE VI INDEMNIFICATION		20

6.1	Indemnification by PureTech	20
6.2	Indemnification by Seaport	20
6.3	Indemnification Claims	21
6.4	Survival	22
6.5	Limitations	23
6.6	Effect of Due Diligence	23
6.7	Indemnification Payments	24

ARTICLE VII DEFINED TERMS; INTERPRETATION		24

7.1	Definitions	24
7.2	Interpretation	36

ARTICLE VIII MISCELLANEOUS		37

8.1	Notices	37
8.2	Entire Agreement; Amendment	38
8.3	Third-Party Beneficiaries	38
8.4	Assignment	38
8.5	Severability	39
8.6	Counterparts and Signature	39
8.7	Governing Law	39
8.8	Remedies	40
8.9	Submission to Jurisdiction	40
8.10	Fees and Expenses	40
8.11	Disclosure Schedule	40
8.12	Waiver	41

-ii-

Execution Version

Schedules:

Schedule 1.1(a)	Transferred Intellectual Property
Schedule 1.1(b)	Transferred Contracts
Schedule 1.1 (c)	Inventory
Schedule 1.1(d)	Regulatory Applications
Schedule 1.1(h)	Other Assets
Schedule 1.2(j)	Excluded Assets
Schedule 1.3	Assumed Liabilities
Schedule 1.6(b)(iii)	Required Consents
Schedule 7.1	Excluded Contracts

Disclosure Schedule

Exhibits:

Exhibit A	Trademark Assignment
Exhibit B	Patent Assignment
Exhibit C	Services Agreement
Exhibit D	PureTech Representation Letter
Exhibit E	Form of PureTech License

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Additional Transfer Documents	1.6(b)(i)(D)
Affiliate	7.1
Agreement	Preamble
Ancillary Agreements	7.1
Assumed Liabilities	1.3
Available	7.1
Books and Records	7.1
Business	Recitals
Business Day	7.1
Change	7.1
Claim Notice	7.1
Claimed Amount	7.1
Closing	7.1
Closing Date	1.6(a)
Code	7.1
Common Stock	3.4(a)
Confidential Information	7.1
Consideration	1.5
Contract	7.1
Controlled Affiliate	7.1
Controlling Party	7.1
Damages	6.1
Data Security Incident	7.1
Deferred Consent	1.7
Deferred Item	1.7
Disclosure Schedule	Article II
Employment Claims	7.1
Environmental Law	7.1
Excluded Assets	1.2
Excluded Contract	7.1
Fundamental Reps	6.4(a)
GAAP	7.1
Governmental Entity	7.1
Hazardous Material	7.1
Identified Product Concept	4.7(a)
Indebtedness	7.1
Indemnified Party	7.1
Indemnifying Party	7.1
Information Privacy and Security Laws	7.1
Insurance Policies	7.1
Intellectual Property	7.1
IRS	7.1
Law or Laws	7.1

TABLE OF DEFINED TERMS

(continued)

Terms	Reference in Agreement
Legal Proceeding	7.1
Liability	7.1
Lien or Liens	7.1
Major European Market	7.1
Monash	7.1
Monash License	7.1
Net Income	7.1
Net Sales	7.1
New Seaport Employees	7.1
Non-controlling Party	7.1
Non-CNS Indications	7.1
Order	7.1
Ordinary Course of Business	7.1
Organizational Documents	7.1
Patent	7.1
Party or Parties	Preamble
Permits	7.1
Person	7.1
Personal Data	7.1
Pre-Closing Tax Period	4.4(a)
Preferred Stock	3.4(a)
Processing or Processed	7.1
Product	7.1
Product Approval	7.1
Product IND	7.1
Product License Agreement	7.1
Product Licensee	7.1
PureTech	Preamble
PureTech Benefit Arrangement	7.1
PureTech Data	7.1
PureTech Employee Liabilities	7.1
PureTech Indemnified Party or Parties	6.2
PureTech License	4.7(a)
PureTech License Request Notice	4.7(a)
PureTech Registrations	2.4(b)
PureTech’s Knowledge	7.1
Regulatory Authority	7.1
Regulatory Applications	7.1
Regulatory Documentation	7.1
Release	7.1
Representatives	7.1
Required Consents	1.6(b)(iii)
Retained Liabilities	1.4
Retained Tax Liabilities	7.1

TABLE OF DEFINED TERMS

(continued)

Terms	Reference in Agreement
Royalty Term	7.1
Seaport	Preamble
Seaport Glyph Products	7.1
Seaport Indemnified Party or Parties	6.1
[***]	[***]
Survival Date	6.4
Tax Returns	7.1
Taxes	7.1
Territory	7.1
Third Party	7.1
Third Party Action	7.1
Trademark Assignment	1.6(b)(i)(A)
Transaction Costs	7.1
Transferred Assets	1.1
Transferred Contracts	1.1(a)
Transferred Intellectual Property	1.1(b)
Valid Claim	7.1

ASSET TRANSFER AGREEMENT

THIS ASSET TRANSFER AGREEMENT (this “Agreement”) is entered into as of April 8, 2024, by and among SEAPORT THERAPEUTICS, INC., a Delaware corporation (“Seaport”), on the one hand, and PURETECH HEALTH LLC, a Delaware limited liability company (“PureTech Health”) and PURETECH LYT, INC. a Delaware corporation and a wholly-owned subsidiary of PureTech Health (“PureTech LYT” and together with PureTech Health, “PureTech”), on the other hand. Seaport and PureTech are also referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, PureTech desires to transfer and assign to Seaport, and Seaport desires to acquire from PureTech certain assets and rights of PureTech related to the Glyph Technology (as defined below), subject to the assumption by Seaport of certain liabilities, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

TRANSFER OF ASSETS

1.1 Transfer of Assets. Upon the terms and subject to the conditions set forth herein, at the Closing, PureTech shall contribute, convey, assign, transfer and deliver to Seaport, and Seaport shall acquire and accept from PureTech, all of PureTech’s right, title and interest in, to and under the Transferred Assets, free and clear of any Liens. The contribution, assignment, transfer and delivery of the Transferred Assets by PureTech to Seaport is not revocable by PureTech. For purposes of this Agreement, the term “Transferred Assets” means all of the assets, rights and properties of PureTech existing as of the Closing related to the Glyph Technology or Products, including the following (but in each case excluding the Excluded Assets):

(a) all Intellectual Property that Covers, or that is necessary for the Utilization of, the Glyph Technology or Products, including the Transferred Patents set forth on Schedule 1.1(a) (collectively, the “Transferred Intellectual Property”);

(b) all rights under the Contracts set forth on Schedule 1.1(b) to which PureTech is party and that relate exclusively or primarily to the Glyph Technology or Products (the “Transferred Contracts”), including the Monash License but excluding any Excluded Contract (it being understood and agreed that, within [***] after the Closing Date, the Parties may, but shall not be obligated to, modify such Schedule 1.1(b) as mutually agreed in writing by the Parties to add to, delete from or modify the list of Contracts contained therein);

(c) the Products (and all rights thereto), including all Inventory, including the items set forth on Schedule 1.1(c);

(d) all Product INDs, if any, and any other Regulatory Applications, including the items set forth on Schedule 1.1(d);

(e) all Regulatory Documentation;

(f) all Books and Records relating to Glyph Technology or Products;

(g) supplier and distributor lists related to the Glyph Technology or Products;

(h) all equipment and other assets, rights and properties of PureTech listed on Schedule 1.1(h) (and all associated warranties and service contracts, if any); and

(i) all goodwill associated with the Transferred Assets.

1.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Transferred Assets shall not include any of the Excluded Assets. For purposes of this Agreement, the term “Excluded Assets” means the following assets, rights and properties of PureTech:

(a) all cash, short-term investments, deposits, bank accounts, and other cash equivalents, in each case as of the Closing;

(b) notes and loans receivable that are payable to PureTech;

(c) the Organizational Documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of PureTech;

(d) all Tax refunds and Tax deposits of PureTech attributable to any Pre-Closing Tax Period and all Tax books and records of PureTech and, for the avoidance of doubt, all tax attributes of PureTech including, without limitation, tax loss carryovers and tax credits;

(e) all rights of PureTech in and with respect to the assets associated with any PureTech Benefit Arrangement;

(f) any of the rights of PureTech under the Excluded Contracts;

(g) all personnel records;

(h) all Insurance Policies;

(i) all prepayments and prepaid expenses (including prepaid insurance premiums) under Contracts that are Excluded Contracts; and

(j) those assets listed on Schedule 1.2(j) (it being understood and agreed that, within [***] after the Closing Date, the Parties may, but shall not be obligated to, modify such Schedule 1.2(j) as mutually agreed in writing by the Parties to add to, delete from or modify the list of Excluded Assets contained therein).

1.3 Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seaport shall assume and agree to perform, pay, satisfy or discharge when due, the Assumed Liabilities. For purposes of this Agreement, the term “Assumed Liabilities” means those Liabilities arising before the Closing set forth either on Schedule 1.3 or in the Services Agreement and any Liabilities arising on or after the Closing with respect to the Transferred Assets (including the Monash License), other than any Liability in respect of (a) any Liability that does not arise from or relate to the Transferred Assets, or (b) any breach or other violation of a Transferred Contract prior to the Closing.

1.4 Retained Liabilities. Notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities shall not include, and Seaport does not hereby and shall not assume or in any way undertake to perform, pay, satisfy or discharge, the Retained Liabilities, all of which shall be retained by and performed, paid, satisfied or discharged by PureTech as and when due. For purposes of this Agreement, the term “Retained Liabilities” means all Liabilities other than the Assumed Liabilities, including all Transaction Costs, Indebtedness, Retained Tax Liabilities, and all pre-Closing PureTech Employee Liabilities (except as set forth in the Services Agreement) and all other Liabilities in respect of the Products arising prior to the Closing (except to the extent expressly set forth in Section 1.3).

1.5 Consideration. As consideration for the Transferred Assets, Seaport will provide PureTech the following to PureTech:

(a) Issuance at Closing. Seaport shall issue and deliver to PureTech LYT for the benefit of PureTech LYT and PureTech Health 40,000,000 shares of Seaport’s Series A-l Preferred Stock and 949,000 shares of Seaport’s Common Stock (the “Shares”).

(b) Post-Closing.

(i) Royalty Payments.

(A) Rate. During the Royalty Term for each Seaport Glyph Product, Seaport will make tiered royalty payments to PureTech in respect of Annual Net Sales, on a Product-by-Product basis, at the following royalty rates:

Annual Net Sales of such Seaport Glyph Product any Calendar Year	Royalty Rate
Portion of Annual Net Sales less than US $500 million	3%
Portion of Annual Net Sales equal to or greater than US$500 million up to US $1 billion	3.5%
Portion of Annual Net Sales equal to or greater than US$1 billion up to US $2.5 billion	4%
Portion of Annual Net Sales equal to or greater than US$2.5 billion up to US $3.5 billion	4.50%
Portion of Annual Net Sales equal to or greater than US $3.5 billion	5%

(B) Calculation; Reports; Payment. Royalties on Annual Net Sales of each Seaport Glyph Product in a Calendar Year during the Royalty Term will be paid at the rate applicable to the portion of Net Sales within each of the Annual Net Sales tiers during such Calendar Year. Each payment of royalties shall be accompanied by a statement of the amount of Net Sales invoiced during the applicable Calendar Quarter, containing reasonable detail on a Seaport Glyph Product-by-Seaport Glyph Product and country-by-country basis regarding the calculation of the royalties and the underlying sales data. Royalties will be paid to PureTech within [***] days after the end of the Calendar Quarter in which the corresponding Net Sales was received.

(ii) Net Income under Product License Agreements.

(A) CNS Products. If Seaport or any of its Controlled Affiliates receives Net Income from a Third Party under a Product License Agreement with respect to any Product directed primarily to CNS Indications (each, a “CNS Product”), or if Seaport or any of its Controlled Affiliates sells or spins out a Controlled Affiliate to a Third Party that has the right to receive Net Income under a Product License Agreement with respect to any CNS Product, then Seaport will pay (or cause to be paid by its Controlled Affiliate) to PureTech an amount equal to [***]. Amounts payable under this Section 1.5(b)(ii)(A) will be paid to PureTech at the same time as the corresponding payment is made to Monash or, if no such payment is due to Monash, within [***] days after receipt by Seaport or its Controlled Affiliates of such Net Income.

(B) Non-CNS Products. If Seaport or any of its Controlled Affiliates receives Net Income from a Third Party under a Product License Agreement with respect to any Product directed primarily to Non-CNS Indications (each, a “Non-CNS Product”), then Seaport will pay (or cause to be paid by its Controlled Affiliate) to PureTech an amount equal to [***] percent [***] of such Net Income. Amounts payable under this Section 1.5(b)(ii)(B) will be paid to PureTech at the same time as the required Net Income payment is made to Monash.

(iii) Milestone Payments. Seaport shall pay to PureTech the following one-time milestone payments upon the first achievement of the following milestones by the first Seaport Glyph Product to achieve such milestones:

First Product Milestones
First subject dosed in the first Phase III clinical trial:	$2,000,000
First Commercial Sale in the United States:	$4,000,000
First Commercial Sale in a Major European Market:	$2,000,000
First Commercial Sale in Japan:	$2,000,000

Seaport shall pay to PureTech the following one-time milestone payments upon the first achievement of the following milestones by the second or any subsequent Seaport Glyph Product to achieve such milestones:

Subsequent Product Milestones
First subject dosed in the first Phase III clinical trial:	$1,000,000
First Commercial Sale in the United States:	$2,000,000
First Commercial Sale in a Major European Market:	$1,000,000
First Commercial Sale in Japan:	$1,000,000

Seaport shall pay to PureTech any amounts due under this Section 1.5(b)(iii) on [***] basis, within [***] days after the end of each Calendar Quarter.

(iv) [***]

(c) Payments Generally.

(i) Method of Payment. All cash payments to PureTech under this Agreement shall be made by wire transfer of immediately available funds into an account designated by PureTech. Each cash payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

(ii) Payments in U.S, Dollars. All cash payments due under this Agreement shall be payable in United States dollars, without deduction, defense, offset or counterclaim for any reason. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in The Wall Street Journal) for the last working day of the applicable calendar quarter to which such payment relates. Such payments shall be without deduction of exchange, collection or other charges.

(iii) Late Payments. Any payments by Seaport that are not paid on or before the date such payments are due under this Agreement shall bear interest at [***] percent [***] per month or the maximum amount permitted by Law, whichever is less.

1.6 Closing; Closing Deliveries.

(a) Closing. The Closing shall take place on the date hereof (the “Closing Date”) remotely by electronic exchange of documents and signatures. The Closing shall be effective as of 12:00:01 a.m. Eastern Time on the Closing Date.

(b) Deliveries by PureTech. Upon the terms and subject to the conditions contained herein, at the Closing, PureTech shall deliver (or cause to be delivered) to Seaport (or one or more of its subsidiaries designated by Seaport) the following:

(i) Conveyance Documents.

(A) a Trademark Assignment in the form attached hereto as Exhibit A (the “Trademark Assignment”), duly executed by PureTech;

(B) a Patent Assignment in the form attached hereto as Exhibit B (the “Patent Assignment”), duly executed by PureTech;

(C) a Transition Services Agreement in the form attached hereto as Exhibit C (the “Services Agreement”), duly executed by PureTech;

(D) such other instruments of transfer, conveyance and assignment as Seaport may reasonably request in order to effect the sale, transfer, conveyance and assignment to Seaport of all right, title and interest in and to the Transferred Assets free and clear of all Liens (the “Additional Transfer Documents”), in each case duly executed by PureTech;

(ii) PureTech Representation Letter. A PureTech Representation Letter in the form attached hereto as Exhibit D. duly executed by PureTech Health and PureTech LYT;

(iii) Required Consents. Evidence that all the consents set forth in Schedule 1.6(b)(iii) (the “Required Consents”) have been obtained or made, as applicable;

(iv) IRS Form W-9. An IRS Form W-9 duly executed by PureTech (or PureTech’s owner, if PureTech is a disregarded entity for U.S. federal income tax purposes) certifying that such PureTech is a U.S. person;

(v) Monash Consent. That certain Consent To Release Upon Assignment relating to the Monash License, duly executed by PureTech Health;

(vi) Books and Records. The Books and Records relating to Glyph Technology or Products [***]; and

(vii) Other Documents. All other consents, certificates, documents, instruments and other items required to be delivered by PureTech pursuant to the Ancillary Agreements or that are reasonably necessary to give effect to the transactions contemplated hereby or to vest in Seaport good and valid title in and to the Transferred Assets free and clear of all Liens.

(c) Deliveries by Seaport. Upon the terms and subject to the conditions contained herein, at the Closing, Seaport shall deliver to PureTech:

(i) Consideration. Seaport shall cause the Shares to be transferred into a brokerage account in accordance with the deposit account instructions provided by PureTech to Seaport prior to the Closing Date;

(ii) Services Agreement. The Services Agreement, duly executed by Seaport; and

(iii) Monash Consent. That certain Consent To Release Upon Assignment relating to the Monash License, duly executed by Seaport.

1.7 Consents. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any contract, authorization, license or permit or any claim, right or benefit arising thereunder or resulting therefrom, if (x) an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity would constitute a breach thereof and (y) such consent is not obtained prior to the Closing (such contract, authorization, license or permit, claim, right or benefit, a “Deferred Item”). If an agreement to assign or transfer a Deferred Item, other than any Deferred Item that is the subject of a Required Consent (a “Deferred Consent”), is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would affect the rights thereunder so that Seaport would not receive all such rights, then, in each such case, (i) the Deferred Item shall be withheld from sale pursuant to this Agreement, (ii) from and after the Closing, PureTech will use its Reasonable Commercial Efforts to obtain such consent as soon as practicable after the Closing, and (iii) until such Deferred Consent is obtained, PureTech shall provide to Seaport the benefits under such Deferred Item. In particular, in the event that any such Deferred Consent is not obtained prior to the Closing, then Seaport and PureTech shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the Parties hereto substantially the same economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such contract, authorization, license or permit, including enforcement by PureTech for the benefit of Seaport of all claims or rights arising thereunder, and the performance by Seaport of the obligations thereunder.

1.8 Wrong Pockets.

(a) If, after the Closing, Seaport or any of its Controlled Affiliates possesses any Excluded Asset, Seaport shall, or shall cause its Controlled Affiliates to, transfer such asset to PureTech at no cost to PureTech.

(b) If, after the Closing, PureTech or any of its Controlled Affiliates possesses any Transferred Asset, PureTech shall, or shall cause their Controlled Affiliates to, transfer such asset to Seaport at no cost to Seaport.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PURETECH

PureTech represents and warrants to Seaport that the statements contained in this Article II are true and correct as of the date of this Agreement, except as set forth in the disclosure schedule delivered by PureTech to Seaport and dated as of the date of this Agreement (the “Disclosure Schedule”).

2.1 Organization and Good Standing. PureTech Health is a limited liability company and PureTech LYT is a corporation, in each case duly organized, validly existing and in good standing under the Laws of the State of Delaware. PureTech is duly qualified to conduct business and is in limited liability company or corporate and Tax good standing under the Laws of each jurisdiction in which the nature of PureTech’s businesses or the ownership or leasing of its properties requires such qualification or Tax good standing. PureTech has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. PureTech has made available to Seaport complete and accurate copies of PureTech’s Organizational Documents. PureTech is not in default under or in violation of any provision of its Organizational Documents.

2.2 Authority; No Conflict; Required Filings and Consents.

(a) PureTech has all requisite limited liability company or corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by PureTech of this Agreement and the Ancillary Agreements to which it is a party and the performance by PureTech of this Agreement and the consummation by PureTech of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company or corporate action on the part of PureTech. This Agreement and the Ancillary Agreements to which it is a party have been or will be as of the Closing Date duly and validly executed and delivered by PureTech and constitute or will constitute valid and binding obligations of PureTech, enforceable against it in accordance with its terms.

(b) Neither the execution and delivery by PureTech of this Agreement or any Ancillary Agreement to which it is a party, nor the performance by PureTech of its obligations hereunder or thereunder, nor the consummation by PureTech of the transactions contemplated hereby or thereby, will (i) conflict with or violate any provision of the Organizational Documents of PureTech, each as amended or restated to date, (ii) require any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (iii) except as set forth in Section 2.2(b) of the Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness, Lien or other arrangement to which PureTech is a party or by which PureTech is bound or to which any of the assets of PureTech are subject, (iv) result in the imposition of any Lien upon any assets of PureTech (including any Transferred Asset) or (v) violate any Order applicable to PureTech or any of its properties or assets, except in the case of the foregoing clauses (iii) or (iv) for such notices, consents and waivers that, if not obtained or made, and such conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, Liens and violations that, individually or in the aggregate, have not been and would not reasonably be expected to be material to PureTech, the Products or the Transferred Assets.

(c) No consent, approval, license, permit, Order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required in connection with the execution and delivery by PureTech of this Agreement or any Ancillary Agreement to which PureTech is a party, or the consummation by PureTech of the transactions contemplated by this Agreement or any Ancillary Agreement.

2.3 Taxes.

(a) PureTech has properly filed on a timely basis all material Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws. PureTech has paid on a timely basis all Taxes that were due and payable, whether or not shown on any Tax Return.

(b) PureTech has duly withheld or collected all Taxes that PureTech is or was required by Law to withhold or collect and, to the extent required, has properly paid such Taxes to the appropriate Governmental Entity, and PureTech has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to PureTech employee, independent contractor, creditor, or other third party.

(c) No examination or audit or other action of or relating to any Tax Return of PureTech by any Governmental Entity is currently in progress or, to PureTech’s Knowledge, threatened or contemplated. No deficiencies for Taxes of PureTech have been claimed or proposed in writing or assessed by any Governmental Entity. PureTech has not been informed in writing by any jurisdiction in which PureTech did not file a Tax Return that the jurisdiction believes that PureTech was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. PureTech has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(d) There are no Liens with respect to Taxes upon any of the Acquired Assets, other than with respect to Taxes not yet due and payable.

(e) None of the Acquired Assets are United States real property interests within the meaning of Section 897(c)(1) of the Code.

(f) None of the Acquired Assets include an interest in any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes.

2.4 Intellectual Property.

(a) The Transferred Intellectual Property constitutes all Intellectual Property used by PureTech in, or developed by PureTech during, the conduct or operation of the Glyph Technology or Products, as currently conducted and operated, as conducted and operated since [***], and as currently planned by PureTech to be conducted and operated in the future. PureTech is the sole and exclusive owner or exclusive licensee of, and has good title to, all of the Transferred Intellectual Property, free and clear of all Liens, and PureTech has the right to transfer all right, title and interest in all Transferred Intellectual Property to Seaport.

(b) Except for the Monash License, no Intellectual Property used in or related to the Glyph Technology or Products is licensed by PureTech from any third party. PureTech has not licensed or granted any rights under or to the Transferred Intellectual Property to any third party in effect as of the date hereof. All registrations and applications for Transferred Intellectual Property (the “PureTech Registrations”) are listed on Section 2.4(b) of the Disclosure Schedule and all such PureTech Registrations have been duly filed or registered (as applicable) with the applicable Governmental Entity and properly maintained in all material respects, including the timely submission of all necessary filings and payment of fees in accordance with the legal and administrative requirements in the appropriate jurisdictions, and have not lapsed or expired. To PureTech’s Knowledge, all PureTech Registrations are valid and enforceable.

(c) PureTech has a policy that requires each Person employed or retained by PureTech as a consultant or independent contractor who contributed to the creation or development of any of the Transferred Intellectual Property to enter into a valid and enforceable written agreement covering confidentiality and assignment of inventions and pursuant to which the rights to such contributions are assigned to PureTech, and PureTech has secured such agreements, a form of which has been furnished to Seaport, and agrees to assign to Seaport the ownership of any Glyph IP under such agreements. No current or former employee, officer, director, stockholder, consultant or independent contractor of PureTech has any right, title, claim or interest in, to or under any Transferred Intellectual Property that has not been exclusively assigned and transferred to PureTech.

2.5 Contracts.

(a) Section 2.5(a) of the Disclosure Schedule lists each of the Contracts that relate to the Transferred Assets and to which PureTech or any Controlled Affiliate is a party.

(b) PureTech has delivered to Seaport a complete and accurate copies of each Transferred Contract (as amended to date). With respect to each Transferred Contract: (x) the Transferred Contract is legal, valid, binding and enforceable and in full force and effect against PureTech or any Controlled Affiliate that is the party thereto and, to PureTech’s Knowledge, against each other party thereto; (y) the Transferred Contract will continue to be legal, valid, binding and enforceable and in full force and effect against PureTech or any Controlled Affiliate that is the party thereto and, to PureTech’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (z) neither PureTech, any Controlled Affiliate nor, to the Knowledge of PureTech, any other party, is, in any material respect, in breach or violation of, or default under, any such Transferred Contract, and no event has occurred, is pending or, to the Knowledge of PureTech, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by PureTech, any Controlled Affiliate or, to the Knowledge of PureTech, any other party under such Transferred Contract.

2.6 Real Property. None of the Transferred Assets include owned real property, leased real property, subleased real property or other real property occupancy agreement.

2.7 Environmental Matters. To PureTech’s Knowledge, PureTech and each Controlled Affiliate of PureTech is, and at all times has been, in substantial compliance with all applicable Environmental Laws relating to the Transferred Assets and the Products, which compliance includes obtaining, maintaining and complying with all permits, licenses, approvals, and authorizations required under Environmental Laws in connection with the Products. To PureTech’s Knowledge, none of PureTech or its Controlled Affiliate is subject to any Liability arising from the Release or threatened Release of any Hazardous Materials into the environment or any failure to comply with any Environmental Law relating to the Transferred Assets.

2.8 Litigation. There is no Legal Proceeding pending or, to PureTech’s Knowledge, threatened against PureTech or its Controlled Affiliates relating to the Transferred Assets. There are no judgments or outstanding Orders against or with respect to any of the Transferred Assets, the Products, PureTech or its Controlled Affiliates or any current or former officers, directors, employees, consultants, agents or stockholders of PureTech or its Controlled Affiliates (in their respective capacities as such). There is no Legal Proceeding initiated by PureTech or its Controlled Affiliates, or which PureTech or its Controlled Affiliates has commenced preparations to initiate, against any other Person relating to the Transferred Assets.

2.9 Compliance With Laws. To PureTech’s Knowledge, PureTech and each Controlled Affiliate of PureTech has been and is in compliance in all material respects, is not in material violation of and has not received any written notice alleging any material violation with respect to, any applicable Law with respect to the Products or the Transferred Assets.

2.10 Affiliate Transactions. No Affiliate of PureTech other than Seaport, directly or indirectly, (a) owns any property or right, tangible or intangible, which is used in the Products, (b) has any claim or cause of action against PureTech or any Controlled Affiliate relating to the Transferred Assets, or (c) is a party to any Contract relating to the Transferred Assets.

2.11 Suppliers. Section 2.11 of the Disclosure Schedule sets forth a list of [***]. No supplier set forth in Section 2.11 of the Disclosure Schedule has indicated in writing within the past year that it will stop, decrease the rate of, or modify in any material respect the pricing, terms or conditions with respect to, supplying materials, products or services, as applicable, to PureTech relating to the Products, other than any such modifications or adjustments set forth in the Contract relating thereto.

2.12 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of PureTech or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

2.13 Assets. PureTech or its Controlled Affiliates, as applicable, are the sole, exclusive, true and lawful owners, licensees or lessees, as the case may be, of, and have good and marketable title to, or a valid and enforceable leasehold or license interest in or other legal, valid and enforceable right to use, all of the Transferred Assets, free of all Liens. Upon the Closing, Seaport will become the true and lawful owner, licensee or lessee, as the case may be, of, and will receive good and valid title to or a valid and enforceable leasehold or license interest in or other legal, valid and enforceable right to use, the Transferred Assets, free and clear of all Liens. No Transferred Asset is owned by any Person that is not PureTech or a Controlled Affiliate of PureTech.

2.14 Data Privacy and Security.

(a) To PureTech’s Knowledge, PureTech and its Controlled Affiliates have for the past two years complied in all material respects with all applicable Information Privacy and Security Laws, all of PureTech Privacy Policies, and all their contractual obligations to any Person regarding privacy data security, or the Processing of Personal Data.

(b) PureTech requires third parties that Process Personal Data on behalf of PureTech or its Controlled Affiliates to (i) comply with applicable Information Privacy and Security Laws; and (ii) take reasonable steps to protect and secure Personal Data from unauthorized access, use, disclosure or Processing.

(c) PureTech and its Controlled Affiliates have not received any notice in writing of any claims, audits, investigations (including investigations by regulatory authorities or any data protection authorities), or allegations of violations of Information Privacy and Security Laws by PureTech or any Controlled Affiliate of PureTech or with respect to Personal Data Processed by, or under the control of, PureTech or any Controlled Affiliate of PureTech, and, to PureTech’s Knowledge, there are no facts or circumstances that could form the basis for any such claims, audits, investigations, or allegations.

(d) To PureTech’s Knowledge, for the past two years, PureTech and its Controlled Affiliates and no third party acting on their behalf each have not suffered or incurred a Data Security Incident relating to the Transferred Assets that would result in a material adverse effect on PureTech or such Controlled Affiliates. For the past two years, PureTech and its Controlled Affiliates has not been notified of, or been required to notify, any Person of any Data Security Incident relating to the Transferred Assets.

2.15 No Other Representations or Warranties. Except for the representations and warranties contained in this Article II, neither PureTech nor any other Person has made or makes any other express or implied representation or warranty, whether written or oral, on behalf of PureTech, including any representation or warranty as to the accuracy or completeness of any information regarding the Transferred Assets furnished or made available to Seaport and its Representatives or as to the future revenue, profitability or success of the Transferred Assets, or any representation or warranty arising from statute or otherwise in law. Unless the subject of any express representation and warranty set forth in this Article II, the Transferred Assets are being assigned and transferred by PureTech to Seaport as is, where is, without representation, warranty or recourse to PureTech.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SEAPORT

Seaport represents and warrants to PureTech that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing:

3.1 Organization, Standing and Power. Seaport is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seaport has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

3.2 Authority; No Conflict; Required Filings and Consents.

(a) Seaport has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Seaport of this Agreement and the consummation by Seaport of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seaport, This Agreement has been duly and validly executed and delivered by Seaport and constitutes a valid and binding obligation of Seaport, enforceable against it in accordance with its terms.

(b) Neither the execution and delivery by Seaport of this Agreement, nor the performance by Seaport of its obligations hereunder, nor the consummation by Seaport of the transactions contemplated hereby, will (i) conflict with or violate any provision of the charter or By-laws of Seaport, (ii) require on the part of Seaport any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness, Lien or other agreement to which Seaport is a party or by which it is bound or to which any of its assets are subject, or (iv) violate any Order applicable to Seaport or any of its properties or assets, except in the case of the foregoing clauses (iii) and (iv) for such notices, consents and waivers that, if not obtained or made, and such conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations and violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of Seaport to consummate the transactions contemplated by this Agreement.

(c) No consent, approval, license, permit, Order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to Seaport in connection with the execution and delivery of this Agreement by Seaport or the consummation by Seaport of the transactions contemplated by this Agreement.

3.3 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Seaport or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

3.4 Capitalization.

(a) The authorized capital of Seaport consists, immediately prior to the Closing, of:

(i) [***] shares of common stock, [***] par value per share (the “Common Stock”), [***] shares of which are issued and outstanding immediately prior to the Closing.

(ii) [***] shares of preferred stock, [***] par value per share (the “Preferred Stock”), of which [***] shares have been designated Series A-l Preferred Stock, none of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Preferred Stock are as stated in the Amended and Restated Certificate of Incorporation of Seaport and as provided by the Delaware General Corporation Law.

(iii) All of the outstanding shares of capital stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(b) Seaport has obtained valid waivers of any rights of all other Persons to purchase any of the Shares covered by this Agreement.

3.5 Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and liens or encumbrances created by or imposed by PureTech. Subject to the filings described in Section 3.6 below, the Shares will be issued in compliance with all applicable federal and state securities laws.

3.6 Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Seaport in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable securities laws, which have been made or will be made in a timely manner.

3.7 Independent Investigation. Seaport has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, and condition (financial or otherwise) of the Transferred Assets and the Products, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of PureTech for such purpose. Seaport acknowledges and agrees that (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Seaport has relied solely upon its own investigation and the express representations and warranties of PureTech set forth in Article II of this Agreement; and (b) neither Seaport nor any other Person has made any representation or warranty as to the Transferred Assets, the Products or this Agreement, except as expressly set forth in Article II of this Agreement.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Access to Information. For [***] after Net Sales is invoiced or Net Income is received, Seaport shall keep complete and accurate records pertaining to the applicable revenue invoiced or received, in sufficient detail to permit PureTech to confirm the accuracy of all payments made hereunder. PureTech shall have the right to cause an independent, certified public accountant to audit such records to confirm Seaport’s payments pursuant to Section 1.5(b); provided, however, that such auditor shall execute a confidentiality agreement with Seaport in customary form and shall only disclose to PureTech whether Seaport paid PureTech the correct amounts pursuant to Section 1.5(b) during the audit period and if not, any information necessary to explain the source of the discrepancy . If such audit determines that Seaport paid PureTech less than the amount properly due and such determination is not subject to a good faith dispute, then Seaport shall promptly pay to PureTech an amount equal to such underpayment, and if the amount underpaid exceeds the lesser of [***] or [***] percent [***] of the amount actually due over the audited period, Seaport shall also reimburse PureTech for the reasonable costs of such audit (including the fees and expenses of the certified public accountant). In the event such audit determines that Seaport paid PureTech more than the amount properly due in respect of any quarter, then PureTech shall promptly issue a refund to Seaport of such overpayment. Such audits may be exercised [***] and [***] with respect each payment period, within [***] after the payment period to which such records relate, upon reasonable advance notice to Seaport and during normal business hours.

4.2 Further Assurances. Each of Seaport and PureTech shall use their respective commercially reasonable efforts to take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and cause the fulfillment at the earliest practicable date of all of the conditions to the other Party’s obligations to consummate the transactions contemplated by this Agreement, including the delivery of any and all documents, certificates and agreements. In case at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will cooperate with the other and take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

4.3 Tax Matters.

(a) PureTech shall be responsible for and shall pay all Taxes of PureTech for all periods and all Taxes that relate to the Transferred Assets that were incurred in or are attributable to any taxable period (or portion thereof) ending on or before the Closing Date. PureTech shall prepare and file their Tax Returns for all periods and all Tax Returns that relate to the Transferred Assets for any Taxable periods ending on or before the Closing Date. Such returns will be prepared and filed in accordance with applicable Law and in a manner consistent with past practices.

(b) Notwithstanding any other provision in this Agreement or the Ancillary Agreements, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Agreements shall be borne [***] percent [***] by PureTech and [***] percent [***] by Seaport. The Party required by Law shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the other Party will join in the execution of any such Tax Returns and other documentation.

(c) Any real property, personal property or similar Taxes applicable to the Transferred Assets for a taxable period that includes but does not end on the Closing Date shall be paid by Seaport or PureTech, as applicable, and such Taxes shall be apportioned between Seaport and PureTech based on the number of days in the portion of the taxable period that ends on the Closing Date (the “Pre-Closing Tax Period”) and the number of days in the entire taxable period. PureTech shall pay Seaport an amount equal to any such Taxes payable by Seaport which are attributable to the Pre-Closing Tax Period, and Seaport shall pay PureTech an amount equal to any such Taxes payable by PureTech which are not attributable to the Pre-Closing Tax Period. Such payments shall be made on or prior to the Closing Date or, if later, on the date such Taxes are due (or thereafter, promptly after request by Seaport or PureTech if such Taxes are not identified by Seaport or PureTech on or prior to the Closing Date).

(d) PureTech shall provide commercially reasonable cooperation with Seaport and make any filings reasonably and timely requested by Seaport to obtain any available Tax clearance certificates in connection with the transactions contemplated pursuant to this Agreement.

4.4 Ownership Transfer. Promptly following Closing, to the extent necessary to transfer ownership to Seaport of all Regulatory Applications filed with Regulatory Authorities, the Parties shall execute and deliver to such Regulatory Authorities such documents as shall be required to accomplish such transfer.

4.5 [***]

4.6 PureTech License.

(a) PureTech may from time to time request that Seaport grant it a license under the Glyph IP to Utilize products (excluding the Existing Products and any product within a Field Exception as defined under the Monash License so long as the Field Exception continues to be excluded from the Field as defined under the Monash License) directed to Non-CNS Indications by providing Seaport with written notice requesting such a license and identifying the specific products or product concepts (each, an “Identified Product Concept”) that PureTech desires to Utilize (such notice, a “PureTech License Request Notice”). If PureTech provides such notice to Seaport and the Identified Product Concept(s) are Available, the Parties will enter into a license agreement pursuant to which Seaport will grant PureTech rights under the Glyph IP to Utilize such Identified Product Concept(s) for Non-CNS Indications (each, a “PureTech License”). Each PureTech License will be substantially in the form attached hereto as Exhibit E with changes only to conform the Licensed Products definition to the Identified Product Concept(s) unless the Parties otherwise mutually agree. For the avoidance of doubt, PureTech will not be required to make any payment to Seaport under any PureTech License, other than those payments required to be made to Monash under the Monash License with respect to the Licensed Products or Identified Product Concept under such PureTech License. For clarity, the payment obligations set forth in Section 1.5(b) will not apply to any product commercialized by or on behalf of PureTech, PureTech’s Affiliates (other than Seaport and Seaport’s Controlled Affiliates) or any sublicensee of PureTech or PureTech’s Affiliates (other than Seaport and Seaport’s Controlled Affiliates). [***].

(b) Upon PureTech’s request and subject to a technology transfer plan agreed to between the Parties, Seaport will use good faith efforts to provide PureTech with services as necessary to transfer any know-how within the Glyph IP or any material data and information within the Transferred Assets related to the licensed Glyph IP to the extent reasonably required to enable PureTech to develop the Identified Product Concepts. PureTech will reimburse Seaport for its costs of providing such technology transfer on a reasonable fee-for-services basis based on market FTE rates for the applicable categories of Seaport personnel.

(c) Upon PureTech’s request set forth in the PureTech License Request Notice, Seaport agrees to negotiate in good faith a license on commercially reasonable terms to any Intellectual Property other than the Glyph IP that: (i) is owned or controlled (with the ability to grant a license) by Seaport or any of its Controlled Affiliates; (ii) relates to the subject matter of the Glyph IP; and (iii) is necessary or reasonably useful for PureTech to Utilize the Identified Product Concept(s) for Non-CNS Indications.

(d) PureTech’s right to request a PureTech License pursuant to this Section 4.7 will terminate upon a Change of Control of Seaport.

4.7 Protection and Maintenance of Transferred Patents. After the Closing, Seaport will be solely responsible for all patent prosecution and maintenance activities with respect to the Transferred Patents, provided that, during the period in which PureTech’s right to request the PureTech License is in effect and continuing for any period in which any PureTech License is in effect: (i) Seaport will (a) provide PureTech with copies of all material filings and material formal correspondences relating to the Transferred Patents to and from the United States Patent and Trademark Office and any other patent office (including copies of each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent or patent application) at least [***] Business Days in advance of any material filing, (b) consider in good faith any input provided by PureTech regarding the prosecution and maintenance of the Transferred Patents, and (c) consult with PureTech prior to material decisions with respect to the prosecution and maintenance of the Transferred Patents; and (ii) to the extent that any Transferred Patents solely cover products subject to the PureTech License, the PureTech License will provide that PureTech will have the first right to prosecute and maintain such Transferred Patents. In addition, Seaport must obtain PureTech’s prior written consent to any decision regarding prosecution or enforcement of the Transferred Patents to the extent such decision would be reasonably likely to materially and adversely impact PureTech’s rights under this Agreement or any PureTech License. If PureTech does not respond to any materials provided by Seaport, any consent request, or any action or inaction suggested by Seaport with respect to prosecution and maintenance of the Transferred Patents within [***] Business Days, PureTech will be deemed not to have any comments regarding such information and materials and will be deemed to have provided consent to any such action or inaction.

4.8 Services Agreement. Pursuant to the Services Agreement, PureTech shall (and shall cause its Affiliates to, as applicable) provide services to Seaport and its Controlled Affiliates as set forth in the Services Agreement to transition the Transferred Assets to Seaport. All Intellectual Property to the extent directly related to the Glyph Technology invented, developed, generated, acquired or reduced to practice by or on behalf of PureTech as part of the services provided in connection with the Services Agreement will be owned by Seaport and shall constitute Glyph IP. PureTech agrees to assign to Seaport the ownership of any such Glyph IP invented, developed, generated, acquired or reduced to practice as part of the services provided in connection with the Services Agreement.

ARTICLE V

CONFIDENTIALITY

5.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the other Party, each Party agrees that it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information of the other Party unless such Party can demonstrate by competent proof that such Confidential Information:

(a) was already known to it or its Controlled Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party or its Controlled Affiliate;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to it or its Controlled Affiliate;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of it or its Controlled Affiliate in breach of this Agreement;

(d) was disclosed to it without any obligation of confidentiality by a Third Party who had a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party or its Controlled Affiliate; or

(e) was independently discovered or developed by it or its Controlled Affiliate without access to or aid, application or use of Confidential Information, as evidenced by a contemporaneous writing.

5.2 Authorized Disclosure. A Party or its Controlled Affiliate may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary to comply with applicable laws, governmental regulations or court orders. In the event such Party or its Controlled Affiliate is legally required to make a disclosure of Confidential Information, such Party shall give reasonable advance notice to the other Party of such required disclosure so that the other Party may seek a protective order or other measure preventing or limiting the required disclosure or if, as between the Parties, only the Party required to make such disclosure is permitted to seek such order or measure, so that the Party required to make such disclosure may reasonably consider doing so at the other Party’s request and expense.

5.3 Terms of this Agreement. The Parties agree that the material financial terms of this Agreement shall be considered confidential information of both Parties and that each Party shall keep such terms confidential unless otherwise agreed by the Parties; provided, however, that either Party may disclose such terms in confidence to any bona fide potential or actual investor, lender, acquiror, licensee and other financial or commercial partner solely for the purpose of evaluating or participating in a potential or actual investment, loan, acquisition, license or collaboration. The Parties will consult with one another and use reasonable efforts to agree on the provisions of this Agreement to be redacted in any filings required to be made by either Party with the Securities and Exchange Commission or as otherwise required by law, provided that each Party shall have the right to make any required disclosures as it deems necessary in order to comply with applicable laws and regulations, the rules of any stock exchange and other legal requirements. Notwithstanding the foregoing, PureTech shall have the right to disclose publicly the following terms: right to receive development and commercial milestones, sublicense income and tiered royalties in the range of 3-5% of Net Sales.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by PureTech. Subject to the terms and conditions of this Article VI, PureTech covenants and agrees to defend, indemnify and hold Seaport and its Controlled Affiliates, and each of Seaport’s and its Controlled Affiliates’ respective Representatives (individually, a “Seaport Indemnified Party” and collectively, the “Seaport Indemnified Parties”) harmless against, and compensate and reimburse Seaport Indemnified Parties for, any and all losses, damages, Liabilities, fines, fees, penalties, interest, awards, judgments and claims of any kind, including attorneys’ and consultants’ fees and expenses and other legal costs and expenses incurred in prosecution, investigation, remediation, defense or settlement (collectively, “Damages”) incurred or suffered by any Seaport Indemnified Party (regardless of whether such Damages relate to any Third Party Action) resulting from, relating to or constituting:

(a) any breach of or inaccuracy in any representation or warranty of PureTech set forth in this Agreement, any Ancillary Agreement or any certificate delivered by or on behalf of PureTech in connection herewith, and any claim asserted by a third party against any Seaport Indemnified Party that, if meritorious, would constitute or give rise to any such breach;

(b) any failure to perform any covenant or agreement of PureTech contained in this Agreement or any Ancillary Agreement or other instrument furnished by PureTech to Seaport pursuant to this Agreement or any Ancillary Agreement;

(c) any Retained Liabilities; or

(d) other than any Assumed Liability, any Liability (including any Liability related to Taxes) imposed upon Seaport or any of its Controlled Affiliates by reason of its status as transferee of, or successor to, the Products or the Transferred Assets (including any Liability imposed upon Seaport or any of its Controlled Affiliates as a result of the failure by PureTech to comply with its obligations under any applicable bulk transfers Laws or Tax clearance certificate requirements under applicable state Tax law).

6.2 Indemnification by Seaport. Subject to the terms and conditions of this Article VI, from and after the Closing, Seaport shall defend, indemnify and hold PureTech and its Controlled Affiliates and each of PureTech’s and its Controlled Affiliates’ respective Representatives (individually, a “PureTech Indemnified Party” and collectively, the “PureTech Indemnified Parties”) harmless against, and compensate and reimburse PureTech Indemnified Parties for, any and all Damages incurred or suffered by any PureTech Indemnified Party (regardless of whether such Damages relate to any Third Party Action) resulting from, relating to or constituting:

(a) any breach of or inaccuracy in any representation or warranty of Seaport contained in this Agreement, any Ancillary Agreement or any certificate delivered by or on behalf of Seaport in connection herewith, and any claim asserted by a third party against any PureTech Indemnified Party that, if meritorious, would constitute or give rise to any such breach;

(b) any failure to perform any covenant or agreement of Seaport contained in this Agreement or any Ancillary Agreement or other instrument furnished by Seaport to PureTech pursuant to this Agreement or any Ancillary Agreement;

(c) any Liability resulting from Seaport’s failure to comply with the terms of the Monash License from and after the Closing; or

(d) any Assumed Liabilities.

6.3 Indemnification Claims.

(a) The Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent then known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages. No delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability hereunder except to the extent of the Indemnifying Party’s rights or defenses are prejudiced, or its Liability increased, as a result of such delay or failure. Following delivery of such notification, the Indemnifying Party shall have the right to assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided, that, if the Indemnifying Party does not promptly undertake and diligently pursue the defense, the Indemnified Party shall have the right to assume sole control thereof upon delivery of written notice to the Indemnifying Party. The Indemnified Party may, upon written notice to the Indemnifying Party, participate in the defense thereof, at its own expense, through its counsel, who shall be reasonably acceptable to the Indemnifying Party (which right of participation shall be in addition to the right of the Non-controlling Party to be advised and make recommendations set forth below). The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on independent legal advice, that the Indemnifying Party and the Indemnified Party have conflicting interests such that the Indemnifying Party would be prohibited under applicable legal ethics or disciplinary rules from representing the Indemnified Party in such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further Liability and has no other adverse effect on Seaport Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party.

(b) In order to seek indemnification under this Article VI. the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.

(c) Any dispute under this Article VI shall be resolved in accordance with Section 8.8.

6.4 Survival.

(a) Unless otherwise specified in this Section 6.4 or elsewhere in this Agreement, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms until the expiration of the applicable statute of limitations; provided, however, that, except with respect to claims based on fraud, intentional misrepresentation or willful breach, (i) the representations and warranties set forth in Section 2.3 (Taxes) shall expire on the [***] day after the relevant statute of limitations relating to any breach of any such representation or warranty has expired, (ii) the representations and warranties set forth in Sections 2.1 (Organization and Good Standing), 2.2(a) (Authority), 2.2(b)(i) (No Conflict with Organizational Documents), 2.12 (Brokers), 3.1 (Organization, Standing and Power), 3.2(a) (Authority), 3.2(b)(i) (No Conflict with Organizational Documents), and 3.3 (Brokers) shall expire [***] years after the Closing Date (together, the foregoing clauses (i) and (ii), the “Fundamental Reps”) and (iv) all other representations and warranties shall expire on the first (1st) anniversary of the Closing Date (the “General Expiration Date”).

(b) If Seaport delivers to PureTech, before expiration of a representation, warranty, covenant or agreement, either a Claim Notice or an Expected Claim Notice based upon a breach of such representation, warranty, covenant or agreement then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of Seaport, Seaport shall promptly so notify PureTech.

6.5 Limitations.

(a) Notwithstanding anything to the contrary set forth in this Agreement or in any other agreement executed in connection herewith, with respect to claims arising under Section 6.1(a) or 6.2(a), the Indemnifying Party shall not be liable until all Damages suffered by the Indemnified Party equal [***] in the aggregate (at which point the Indemnifying Party shall become liable for Damages only in excess of that amount); provided that the limitations set forth in this Section 6.5(a) shall not apply to claims based on fraud, intentional misrepresentation or willful breach or the breach of or inaccuracy in any Fundamental Rep.

(b) Notwithstanding anything to the contrary contained in Section 6.1. except in the case of fraud, intentional misrepresentation, or willful breach, claims for which shall not be capped, the aggregate amount of Damages that may be recovered by Seaport Indemnified Parties under Section 6.1(a) or by PureTech Indemnified Parties under Section 6.2(a) shall be (i) [***] for breaches of or inaccuracies in any representations or warranties that are not Fundamental Reps, and [***] for breaches of or inaccuracies in Fundamental Reps.

(c) For the purposes of determining whether there has been a breach of any representation or warranty requiring PureTech or Seaport to indemnify as provided in Section 6.1 (a) or 6.2(a), respectively, and the amount of any Damages with respect thereto, the representations and warranties shall be deemed to have been made without any qualifications or limitations as to materiality or similar qualifiers.

(d) Nothing in this Agreement shall limit the Liability of any Person who perpetrated, participated in or had knowledge of fraud. Notwithstanding anything to the contrary set forth in this Agreement, none of the limitations set forth in this Article VI, whether time-based, monetary or otherwise, including the survival periods set forth in Section 6.4 and the limitations set forth in this Section 6.5, shall apply to claims for fraud.

(e) EXCEPT WITH RESPECT TO A BREACH OF ARTICLE V, OR A PARTY’S LIABILITY PURSUANT TO SECTION 6.1 OR SECTION 6.2 WITH RESPECT TO LIABILITIES FOR THIRD PARTY CLAIMS, NONE OF THE PARTIES WILL BE LIABLE FOR ANY CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS.

6.6 Effect of Due Diligence. The rights to indemnification set forth in this Article VI shall not be affected by any investigation conducted by or on behalf of the Party seeking indemnification or any knowledge acquired (or capable of being acquired) by such Party, whether before or after the date of this Agreement, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder.

6.7 Indemnification Payments. All indemnification payments made hereunder shall be treated by all Parties as adjustments to the value of the issuance and payments, if any, made pursuant to Section 1.5 for Tax purposes unless otherwise required by Law.

ARTICLE VII

DEFINED TERMS; INTERPRETATION

7.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Affiliate” means, with respect to a Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended.

“Ancillary Agreements” means each the Patent Assignment, the Trademark Assignment, the Additional Transfer Documents and the Services Agreement.

“Annual Net Sales” means, with respect to any Seaport Glyph Product, the aggregate, worldwide Net Sales of such Seaport Glyph Product in a single Calendar Year.

“Available” means, with respect to any Identified Product Concept, that, as of the date of Seaport’s receipt of the applicable PureTech License Request Notice: (a) such Identified Product Concept is not subject to a license, collaboration or similar arrangement with an independent third party that includes contractual obligations (including an exclusive license, exclusive option, covenant not to sue or noncompete obligation) that will prevent Seaport from granting PureTech the PureTech License with respect to such Identified Product Concept; (b) Seaport is not then actively engaged in bona fide negotiations (as evidenced by a written term sheet that has been delivered by either Seaport or the third party to the other) regarding a potential license, collaboration or similar arrangement with an independent third party that will, if consummated, include contractual obligations (including an exclusive license, exclusive option, covenant not to sue or noncompete obligation) that will prevent Seaport from granting PureTech the PureTech License with respect to such Identified Product Concept; (c) the Identified Product Concept is not then the subject of a bona fide internal research and development program at Seaport that includes prodrug generation and/or preclinical or later stage studies then actively in progress with respect to a particular named product candidate, as evidenced by written records confirming such activities have been in progress for [***]; and (d) such Identified Product Concept has not been demonstrated (as demonstrated in peer reviewed scientific literature, unpublished data shared under confidentiality with Seaport, or pursuant to internal research by Seaport, Monash, or any of their Controlled Affiliates, in each case based upon a validated pre-clinical model or clinical evidence) or under experimental investigation at Seaport to be potentially useful as a therapeutic for any CNS Indication, with respect to experimental investigation at Seaport as evidenced by written records confirming such activities have been in progress for [***].

“Books and Records” means any and all business records, financial books and records, sales order files, purchase order files, warranty and repair files, supplier lists, customer lists, franchisee, representative and distributor lists, billing and route sheets, mailing lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, production and quality control records and formulations, data, databases, user names, passwords, any information related to customers, suppliers, vendors, consultants, marketing channels, and business partners in any medium, but excluding personnel records.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts are permitted or required by Law, executive order or governmental decree to remain closed.

“Calendar Quarter” means a period of three (3) consecutive months ending on the last day of each March, June, September, or December, respectively, except that the first Calendar Quarter during the Term will begin on the Closing and end on the last day of the Calendar Quarter within which the Closing falls.

“Calendar Year” means each period of twelve (12) consecutive months beginning on January 1 and ending on December 31, except that the first Calendar Year starts on the Closing and ends on December 31, 2024.

“Change” means any change, event, circumstance or development.

“Change of Control” means, with respect to a Person, that a such Person sells, conveys, exclusively licenses or otherwise disposes of all or substantially all of its property or business or merges with or into or consolidates with any other corporation, limited liability company or other entity [***], or if any other transaction occurs which results in (assuming an immediate and maximum exercise/conversion of all derivative securities issued in the transaction) the stockholder(s) of such Person immediately prior to the transaction owning less than 50% of the voting stock of such Person immediately following the transaction; provided, however, that none of the following shall be considered a Change of Control: (a) a merger effected exclusively for the purpose of changing the domicile of a Person, (b) a transaction in which the stockholders of a Person immediately prior to the transaction own 50% or more of the voting stock or equity interests of the surviving corporation or entity (or, if the surviving corporation or entity is a wholly owned subsidiary, its parent) following the transaction (taking into account only stock of such Person held by such stockholders prior to the transaction), or (c) a financing transaction or series of financing transactions as a consequence of which investors acquire from a Person the equity securities or securities convertible into equity securities of such Person, regardless of whether the stockholders of such Person continue to own 50% or more of the voting stock of such Person immediately following the transaction.

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“Claim Notice” means written notification which contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.

“Claimed Amount” means the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party in connection with a claim for indemnification pursuant to Section 6.3.

“CNS Indication” means any disease, disorder, or condition primarily affecting or manifesting in the brain, spinal cord, or peripheral nervous system (with the exception of and not including the enteric nervous system), including neurological, psychiatric, neuropsychiatric, pain, mental, and behavioral indications. Without limiting the foregoing, CNS Indications includes all indications within the ICD-10 code range of F01-F99 and G01-99. “CNS Symptoms” means a physiologically expressed symptom primarily manifesting in the brain, spinal cord or peripheral nervous system (with the exception of and not including the enteric nervous system) that is secondary to non-CNS Indications. CNS Indications shall include CNS Symptoms for the purposes of this Agreement. For clarity, indications that do not fall within the first sentence of this definition are not deemed to be CNS Indications by nature of the presence of CNS Symptoms.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Combination Product” has the meaning set forth in the definition of “Net Sales.”

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any and all Information that (a) is disclosed by one Party or its Affiliates to the other Party or its Affiliates under or in connection with this Agreement, whether in oral, written, graphic, or electronic form, and (b) concerns the Products, the Monash License (or the inventions disclosed or claimed therein), any Transferred Asset (including the Glyph Technology and the Monash License), which, in the case of the Confidential Information described in this subsection (b), will be deemed Seaport’s Confidential Information notwithstanding any prior access or knowledge by PureTech or any of its Controlled Affiliates, except that any such Confidential Information to the extent primarily relating to any Identified Product Concepts (and not any then-existing Products of Seaport) that is disclosed by PureTech to Seaport in furtherance of exercise of PureTech’s rights with respect to a PureTech License will be deemed PureTech’s Confidential Information notwithstanding any prior access or knowledge by Seaport or any of its Controlled Affiliates.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

“Controlled Affiliate” means, with respect to any Person, Affiliates of such Person that are controlled by such Person. For purposes of this definition, the term “control” means as to such Person, direct or indirect ownership of (i) more than fifty percent (50%) in the aggregate of the voting power of all outstanding shares entitled to vote at a general election of directors of such Person, (ii) more than fifty percent (50%) of the equity interests in such Person, or (iii) more than fifty percent (50%) of the assets of such Person.

“Controlling Party” means the Party controlling the defense of any Third Party Action.

“Cover” means, with respect to a product or technology and any Intellectual Property, that, but for ownership of or a license under such Intellectual Property, the Utilization of such product or technology by a Person would infringe, violate or misappropriate such Intellectual Property (or, with respect to any claim included in any patent application, would infringe such claim if such patent application were to issue as a patent). “Covers” and “Covered by” have correlating meanings.

“Data Security Incident” means any actual, suspected, reported, or claimed breach of security of PureTech Data or any systems, databases, or other locations where PureTech Data is Processed regardless of whether such an incident triggers any notice or reporting obligations under applicable Information Privacy and Security Laws, including any’ actual, suspected, reported, or claimed (a) unauthorized access to, acquisition of, or Processing of PureTech Data; (b) unauthorized or accidental loss, alteration, disclosure, deletion or destruction of PureTech Data; (c) compromise, intrusion, interference with or unauthorized access to networks, systems, databases, servers, or electronic or other media of PureTech’s internal systems on which PureTech Data is Processed or from which PureTech Data may be accessed; or (d) other event that could compromise the privacy, confidentiality, or integrity of PureTech Data.

“Employment Claims” means any and all Legal Proceedings of any kind by any employee, former employee, contractor or former contractor of PureTech or any Controlled Affiliate or, with respect to New Seaport Employees, any Affiliate that in any way arise, in whole or in part, out of employment or a service-providing relationship with PureTech or any Controlled Affiliate or, with respect to New Seaport Employees, any Affiliate through the date hereof (or such later date of employment of the New Seaport Employees), including any termination of employment or a contractual relationship with PureTech or any Controlled Affiliate.

“Environmental Law” means any Law or Permit relating to the environment, occupational health and safety, or exposure of persons or property to Hazardous Materials, including any Law, administrative decision or order pertaining to: the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Hazardous Materials or documentation related to the foregoing; air, water and noise pollution; groundwater, sediment and soil contamination; the Release, threatened Release, or accidental Release into the environment, the workplace or other areas of Hazardous Materials, including emissions, discharges, injections, spills, escapes or dumping of Hazardous Materials; transfer of interests in, or control of, real property which may be contaminated; community or worker right- to-know disclosures with respect to Hazardous Materials; the protection of biota, wildlife, marine life and wetlands, and endangered and threatened species; storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and health and safety of employees and other persons.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is, or at any applicable time was within the meaning of Section 414(b), (c), (m) or (o) of the Code, or Section 4001(a)(14) or

(b)(1) of ERISA, or guidance thereunder, a member of (a) a controlled group of corporations, (b) a group of trades or businesses under common control, or (c) an affiliated service group), any of which includes or included PureTech or its Controlled Affiliate.

“Excluded Contract” means (i) this Agreement and each of the Ancillary Agreements, (ii) any Contract that is an Organizational Document of PureTech, (iii) any Contract that is an Excluded Asset, (iv) any PureTech Benefit Arrangement and (v) any Contract set forth on Schedule 7.1(a) (it being understood and agreed that, within [***] after the Closing Date, the Parties may, but shall not be obligated to, modify such Schedule 7.1(a) as mutually agreed in writing by the Parties to add to, delete from or modify the list of Contracts contained therein).

“Existing Product” means the following product candidates currently being developed by PureTech: (i) LYT-300: Allopregnanolone; (ii) LYT-310: a Cannabidiol; (iii) LYT-320: Agomelatine; (iv) LYT-348 [***].

“FDA” means the U.S. Food and Drug Administration, including all agencies under its control, and any successor agency thereto.

“First Commercial Sale” means, with respect to a Seaport Glyph Product in any country, the first sale of such Seaport Glyph Product to a Third Party (excluding Product Licensees and distributors) in such country for distribution, use or consumption after Product Approval has been obtained for such Seaport Glyph Product in such country. First Commercial Sale excludes sales for purposes of testing the Product in a clinical trial and any distribution or other sale at or below cost solely for patient assistance, named patient use, compassionate use, or test marketing programs or non-registrational studies or similar programs or studies. For clarity, First Commercial Sale shall be determined on a Product-by-Product and country-by-country (or region-by-region) basis, as applicable.

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“GAAP” means United States generally accepted accounting principles, consistently applied.

“Glyph IP” means any Intellectual Property (i) within the Transferred Assets or (ii) assigned to Seaport pursuant to the Services Agreement as described in Section 4.8.

“Glyph Technology” means all technology related to, and products resulting from, a technology platform designed and exemplified as a glyceride-containing prodrug. Without limiting the foregoing, the Glyph Technology includes (i) all Intellectual Property licensed under the Monash License, and (ii) all Intellectual Property invented, developed, generated, acquired or reduced to practice by or on behalf of PureTech or its Affiliates prior to the Effective Date in the exercise of its rights under the Monash License, including any improvements, modifications or derivates of the Intellectual Property licensed under the Monash License and all products arising out of the use of the Intellectual Property licensed under the Monash License.

“Governmental Entity” means any federal, state, local or foreign government or any court, arbitrational tribunal, administrative agency or commission or government authority acting under the authority of the federal or any state, local or foreign government.

“Hazardous Material” means any substance, waste or material that is subject to regulation under any Environmental Law, or has been designated or listed by any Governmental Entity or in or pursuant to any applicable Environmental Law to be radioactive, toxic, a pollutant or contaminant, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, oil, petroleum and petroleum products (including fractions thereof), urea-formaldehyde, radioactive materials, solid waste, special waste, PFAS (including PFOA and PFOS) and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or defined as a solid or hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, or regulated under the Occupational Safety and Health Act, or pursuant to analogous state Laws or regulations.

“Indebtedness” with respect to any Person means, as of any time of determination, without duplication, the aggregate amount of: (a) all indebtedness or other obligation for borrowed money, (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security or similar instrument, (c) all obligations with respect to leases that would be required to be capitalized or otherwise recorded as finance leases pursuant to GAAP, (d) amounts owing as deferred purchase price of property or services (other than trade payables and any accrued capital expenditures in the ordinary course of business), including, for the avoidance of doubt, any earnouts, seller notes, holdbacks or similar obligations related to past acquisitions, (e) obligations under any performance, surety or similar bond or any letter of credit, but in each case only to the extent drawn or called (and not paid in full or otherwise discharged) and excluding any obligations in respect of undrawn letters of credit, (f) all obligations arising from or under, or otherwise in respect of any unpaid commissions; (g) all obligations secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property associated with the Products; (h) all obligations under conditional sale or other title retention agreements relating to property or assets associated with the Products; (i) all outstanding obligations to current and former equityholders in their capacity as such, including any unpaid dividends or distributions or any unpaid management or advisory fees under any management services or similar agreements with any Affiliate or holder of equity interests of PureTech that are associated with the Products; and (j) all obligations with respect to government assistance programs that are subject to clawbacks or other mandatory repayments (whether or not such terms are triggered prior to the date of determination); (k) with respect to any indebtedness of a type described in clauses (a) through (j) above of any Person that is guaranteed by PureTech or that is secured by any of the Transferred Assets; (1) for clauses (a) through (k) above, all accrued and unpaid interest thereon, if any, and any fees, costs, expenses or other payment obligations associated with any required repayment of such indebtedness on the date hereof; provided, however, that Indebtedness shall not include any Retained Liability.

“Indemnified Party” mean a Seaport Indemnified Party or a PureTech Indemnified Party, as applicable, that is eligible for indemnification under the terms of Article VIII hereof.

“Indemnifying Party” mean Seaport or PureTech, as applicable, that is obligated to provide indemnification under the terms of Article VI hereof.

“Information” means any and all information, results and data whatsoever, in any tangible or intangible form, including without limitation, inventions, practices, methods, techniques, specifications, formulations, formulae, copyrights, software, knowledge, know-how, skill, experience, trade secrets, ideas, concepts, processes, protocols, materials, samples, analytical and quality control data, any other results of experimentation and testing, studies, procedures, drawings, and legal information and descriptions, and all intellectual property rights therein.

“Information Privacy and Security Laws” means: any and all applicable Laws concerning the Processing of Personal Data, including, to the extent applicable, the Federal Trade Commission (FTC) Act, as applied or interpreted by the FTC; the Children’s Online Privacy Protection Act (COPPA) and the FTC’s COPPA rule; the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and all applicable HIPAA rules and regulations; state data protection Laws, including Massachusetts 201 CMR 17.00: Standards for the Protection of Personal Information of Residents of the Commonwealth; state data breach notification Laws; state privacy and consumer protection Laws; and all other applicable privacy, data security, data protection, and consumer protection laws of any jurisdiction.

“Insurance Policies” means all insurance policies carried by PureTech or for the benefit of PureTech or the Products.

“Intellectual Property” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, whether owned or held for use under license, including all rights and interests pertaining to or deriving from (1) Patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (2) applications for and registrations of such Patents, including reexaminations, extensions and counterparts claiming priority therefrom, inventions, invention disclosures, discoveries and improvements, whether or not patentable, trademarks, service marks, trade names, domain names, copyrights and designs, (3) proprietary or confidential processes, formulae, methods, schematics, technology, know-how and computer software programs and applications, including data files, source code, object code and software-related specifications and documentation, and (4) other tangible or intangible proprietary or confidential information and materials, including proprietary databases and data compilations, in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.

“IRS” means the Internal Revenue Service.

“Inventory” means: (a) the entire inventory of Products and the drug substances or active pharmaceutical ingredient (API) for Products, including any non-GMP and GMP materials used in the manufacture of Products; and (b) any reagents, cell lines, biological or chemical materials, samples or other materials used exclusively or primarily in research or development of Products; in each case ((a) and (b)) that is owned or held for use by PureTech or any of its Affiliates.

“Law” means any United States federal, state or local or foreign law, common law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any decree, order, injunction, rule, judgment, consent of or by any Governmental Entity, or any Permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Legal Proceeding” means any action, suit, proceeding (including administrative proceeding), claim, complaint, hearing, information request, notice of violation, arbitration, inquiry or investigation of or before any Governmental Entity or before any arbitrator.

“Liability” means any debt, loss, damage, adverse claim, fine, fee, penalty, Tax, expense, liability or obligation of any kind, whether direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, absolute, contingent, matured or unmatured, liquidated or unliquidated, disputed or undisputed, due or to become due and whether in contract, tort, strict liability or otherwise, and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

“Lien” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of Law), other than (a) mechanic’s, material men’s and similar liens for amounts not yet due and payable arising in the Ordinary Course of Business of the applicable PureTech and not material to PureTech. the Products or the Acquired Assets and (b) liens for Taxes, assessments or other governmental charges not yet due and payable or not yet delinquent (or which may be paid without interest or penalties) and for which adequate reserves have been established.

“Major European Market” means France, Germany, Italy, Spain or the United Kingdom.

“Monash” has the meaning set forth in the definition of “Monash License.”

“Monash License” means that certain License Agreement between Monash University, ABN 12 377 614 012, a body politic and corporate constituted in accordance with the Monash University Act 2009 of Wellington Road, Clayton, Victoria, Australia 3800 (“Monash”) and PureTech, dated August 1, 2017, as amended.

“Net Income” means [***]

“Net Sales” means [***]

“New Seaport Employees” means the employees of PureTech and its Controlled Affiliates that leave employment with those employers directly to become employees of Seaport and its Controlled Affiliates.

“Non-controlling Party” means the Party not controlling the defense of any Third Party Action.

“Non-CNS Indication” means any indication that is not a CNS Indication.

“Order” means any judicial, administrative or arbitral order, award, decree, injunction, lawsuit, proceeding or stipulation.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Organizational Documents” means with respect to a corporation, the certificate of incorporation or articles of incorporation and bylaws of such corporation; with respect to a general partnership, the partnership agreement establishing such partnership; with respect to a limited liability company, the articles of organization and the operating agreement of such company, with respect to a joint venture, the joint venture agreement establishing such joint venture; with respect to a limited partnership, the limited partnership agreement and certificate of limited partnership for such entity; with respect to a trust, the instrument establishing such trust; and with respect to any other entity, any charter document or other document executed, adopted, approved, ratified or filed in connection with the formation, creation, constitution or organization of such entity.

“Patent” means: (i) any patent, patent application or utility models (including any provisional application, priority application, or international applications) in any country or multinational jurisdiction (including any converted application, continuation, continuation-in- part, continued prosecution application or divisional of any such application, any reissue, renewal, extension, registration, confirmation, revalidation, restoration, substitution, reexamination, supplementary protection certificate, pediatric exclusivity period or the like of any such patent); (ii) any foreign equivalent of any patent or patent application described in clause (i); and (iii) all rights of priority in any of the foregoing.

“Permit” means any federal, state or local, domestic or foreign governmental consent, approval, order, authorization, permit, concession, registration, franchise, license or similar right.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Personal Data” means any data or information in any media that relates to an identified or identifiable specific individual, browser, computer or other device, and any other data or information that constitutes personal data, personal information, or personally identifiable information under any applicable Law, including the Information Privacy and Security Laws, and includes a natural person’s first and last name, home or other physical address, telephone number, e-mail address, username and password, photograph, video or audio file that contains a person’s image or voice, Social Security number, driver’s license number, passport number or other government-issued identification number, biometric information, credit or debit card or other financial information, or customer or account number, IP address, cookie information, identification number, location data that relates to an identifiable person, browser, computer or device, and is capable of determining with reasonable specificity the actual physical location of such person, browser, computer or device, an online or other persistent identifier, or one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of an individual but only to the extent that any of the foregoing relates to an identified or identifiable specific individual or device.

“Processing” or “Processed” means any operation or set of operations or set of operations that is performed upon data or information, whether or not by automatic means, such as collection, recording, organization, structuring, storage, access, acquisition, creation, derivation, recordation, organization, storage, adaptation or alteration, correction, retrieval, maintenance, consultation, use, disclosure, dissemination, transmission, transfer, or otherwise making available, alignment, combination, blocking, storage, restriction, retention, deleting, erasure, or destruction.

“Product” means: (a) the Existing Products; and (b) any other pharmaceutical product or product candidate that incorporates or utilizes, or is derived from, Glyph Technology.

“Product Approval” means, as applicable, on a jurisdiction by jurisdiction basis, with respect to a given Product, any and all approvals, licenses, registrations or authorizations of the applicable Regulatory Authority necessary for the development, manufacture, packaging, labeling, storage, import, export, marketing, distribution, sale, use or intended use of such Product and reimbursement, if applicable, in and for the relevant jurisdiction, including any Regulatory Application.

“Product IND” means any IND(s) for any Product(s), together with all amendments, modifications, supplements and updates thereto.

“Product License Agreement” means any agreement pursuant to which Seaport or any of its Controlled Affiliates grants a Third Party (each, a “Product Licensee”) a license (or similar rights) under the Glyph IP to develop and/or commercialize any Product in any country in the Territory, including a license or agreement granting marketing and/or distribution rights with respect to Products to such Third Party; but excluding (i) any agreement pursuant to which Seaport or any of its Controlled Affiliates grants rights to a Third Party to perform development or commercialization activities on behalf of Seaport or its Controlled Affiliates where such persons are compensated at market rates for services rendered, and (ii) any agreement that is entered into as part of, or otherwise results in, a Change of Control.

“Product Licensee” has the meaning set forth in the definition of “Product License Agreement.”

“PureTech Benefit Arrangement” means any (a) “employee benefit plans,” as defined in Section 3(3) of ERISA, together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by Section 3(3) of ERISA or another Section of ERISA or (ii) individually negotiated or applicable only to one individual and (b) any other written or oral benefit arrangement or obligation to provide benefits or compensation for services rendered, in each case within this sentence in respect of any employees, independent contractors, directors, officers or stockholders of PureTech or any Controlled Affiliate, which is sponsored or maintained by PureTech or any Controlled Affiliate or with respect to which PureTech or any Controlled Affiliate has made or is required to make payments, transfers or contributions or has or may have any Liability, directly or through its ERISA Affiliates.

“PureTech Data” means all data and information stored or Processed by or on behalf of PureTech or Controlled Affiliate, including without limitation Personal Data.

“PureTech Employee Liabilities” means any (a) Employment Claim and any other Liability for accrued wages, salaries, commissions, bonuses, workers’ compensation, medical or disability benefits, vacation, sick or other paid-time off or comprehensive leave benefits of or relating to the employment or services, or termination of any current or former PureTech employees or consultants or independent contractors of PureTech or any Controlled Affiliate (including any persons who are becoming New Seaport Employees and any employees who are leaving employment with PureTech or its Controlled Affiliates to become engaged by another Affiliate), whether pursuant to any Contract or under any applicable Law or otherwise; (b) Liabilities under any PureTech Benefit Arrangements or any Contracts or other compensatory arrangements with PureTech employees (including any persons who are becoming New Seaport Employees and any employees who are leaving employment with PureTech or its Controlled Affiliates to become engaged by another Affiliate) or with independent contractors or consultants of PureTech or any Controlled Affiliate (including, for the avoidance of doubt, any change in control, severance or similar payments under any Contracts with or PureTech Benefit Arrangements covering such employees); (c) any other Liabilities owing to current or former PureTech employees, consultants or independent contractors of PureTech or any Controlled Affiliate pursuant to their employment or services with or termination from PureTech or any Controlled Affiliate, as the case may be, or (d) any penalties, fines or other expenses resulting from compliance issues with any Laws regulating employment or benefits plus any payroll Taxes of PureTech or its Controlled Affiliates attributable to such Liabilities under clauses (a)-(d), together with any interest or penalties thereon.

“PureTech’s Knowledge” means the actual knowledge as of the Effective Date of this Agreement, without having done any investigation, of authorized representatives of PureTech.

“Reasonable Commercial Efforts” means commercially reasonable efforts, provided the same shall not require PureTech to initiate any legal action or expend any funds (other than de minimus amounts) that are not reimbursed by Seaport.

“Regulatory Authority” means any Governmental Entity regulating the development, manufacture, packaging, labeling, storage, import, export, marketing, distribution, sale, registration, use or intended use of a Product in any country.

“Regulatory Applications” means any and all applications, submissions or other filings with a Regulatory’ Authority seeking approval to Utilize any Product.

“Regulatory Documentation” means (i) all correspondence and submissions between PureTech or any of its Affiliates and the FDA or any other applicable Regulatory Authority with respect to Regulatory Applications and Product Approvals for any Product, including any reports, filings, or notices submitted to FDA or other Regulatory Authority to support, maintain or obtain any Product IND or any other Regulatory Applications or Product Approvals; (ii) the annual and periodic reports relating to any Product IND or any other Regulatory Applications for any Products which have been filed by or on behalf of PureTech with the FDA or other Regulatory Authority, and adverse event reports pertaining to any Product, in each case to the extent in the possession or control of PureTech or any of its Representatives; (iii) all pre-clinical data (including animal data and GLP toxicology data), clinical data, and laboratory records, data and information related to any Product, and any other records and data concerning pre-clinical or clinical studies conducted with respect to any Product; and (iv) any other regulatory applications, submissions, notifications, communications, correspondence, registrations, approvals, drug master files (DMFs) or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Utilize any Product in any country or jurisdiction, including all Regulatory Applications.

“Representatives” means, with respect to any Person, such Person’s officers and directors (or persons holding comparable positions), employees, consultants, independent contractors, subcontractors, leased employees, temporary workers, equityholders, accountants, legal and other representatives, agents, executors, heirs, successors and permitted assigns.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

“Retained Tax Liabilities” means (i) any Taxes of PureTech, (ii) any Taxes related to the Acquired Assets that were incurred in or are attributable to any taxable period (or portion thereof) ending on or before the Closing Date, (iii) any Taxes of another person for which PureTech is liable, including, but not limited to Taxes for which PureTech is liable by reason of Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), being a transferee or successor, any contractual obligation or otherwise, and (iv) any income, transfer, sales, use or other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement (including any income Taxes arising as a result of the transfer by PureTech to Seaport of the Acquired Assets), other than Seaport’s share of transfer and other Taxes pursuant to Section 4.4(b).

“Royalty Term” means, with respect to any Seaport Glyph Product in any country, the period commencing on First Commercial Sale of such Seaport Glyph Product in such country and continuing until the later to occur of (i) expiration of the last Valid Claim of such Seaport Glyph Product in such country; or (ii) ten (10) years after first commercial sale of such Seaport Glyph Product in such country.

“Seaport Glyph Products” means: (a) the Existing Products, whether or not the composition or method of use of which (as specified in the approved Product label in the applicable country) is Covered by a Valid Claim of the Transferred Patents in the country of sale; and (b) any other Product developed or commercialized by or on behalf of Seaport, its Controlled Affiliates or Product Licensees, the composition or method of use of which (as specified in the approved Product label in the applicable country) is Covered by a Valid Claim of the Transferred Patents in the country of sale.

[***]

“Tax Returns” means any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or submitted to. or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

“Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or Liabilities, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to or related to such items.

“Territory” means anywhere in the world.

“Third Party” means any person or entity other than (a) PureTech or its Controlled Affiliates, or (b) Seaport or its Controlled Affiliates.

“Third Party Action” means any Legal Proceeding by a Third Party.

“Transaction Costs” means the fees, expenses and disbursements of PureTech and its Representatives incurred in connection with this Agreement and the transactions contemplated hereby, including negotiation, legal, travel and due diligence expenses; provided, however, that Transaction Costs shall not include the fees and expenses of any legal counsel or firm, accounting firm or other experts, vendors or service providers engaged on behalf of Seaport, all of which shall be included in Assumed Liabilities and shall be payable by Seaport promptly after the Closing,

“Transferred Patents” means all Patents within the Transferred Assets, including the Patents licensed under the Monash License. The Transferred Patents are listed in Schedule 1.1(a).

“Utilize” means, with respect to any Product, to research, develop, manufacture, commercialize or otherwise utilize such Product (including making, having made, using, selling, offering for sale or importing such Product).

“Valid Claim” means: (a) a claim of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or Governmental Entity of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise; or (b) a claim of any patent application filed by a Person in good faith that has not been cancelled, withdrawn, or abandoned and that has been pending for no more than [***] from the earliest non-provisional filing date to which the application claims priority, [***].

7.2 Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive, the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”, and “include,” “includes” and “including” are not limiting; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date of this Agreement” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if’; (e) the descriptive headings and table of contents included herein are included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a contract or agreement mean such contract or agreement as amended or otherwise supplemented or modified from time to time; (h) references to a Person are also to its permitted successors and assigns; (i) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (k) references to a federal, state, local or foreign Law include any rules, regulations and delegated legislation issued thereunder; (l) references to accounting terms used and not otherwise defined herein have the meaning assigned to them under GAAP; and (m) a term that begins with an initial capital letter, is not defined herein and reflects a different part of speech than a term that begins with an initial capital letter and is defined herein, shall be interpreted in a correlative manner. When reference is made in this Agreement to information that has been “made available” to Seaport, that shall consist of only the information that was (i) contained in PureTech’s electronic data room no later than 5:00 p.m., Eastern time, on the [***] Business Day prior to the date of this Agreement or (ii) delivered to Seaport or its counsel. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party hereto. No summary of this Agreement prepared by any Party shall affect the meaning or interpretation of this Agreement. If any date on which a Party is required to make a payment or a delivery pursuant to the terms hereof is not a Business Day, then such Party shall make such payment or delivery on the next succeeding Business Day. Time shall be of the essence in this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 8.1. and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

All notices to PureTech shall be addressed as follows:

PureTech Health LLC

6 Tide Street, 4th Floor

Boston, MA 02110

Attention: [***]

With a copy to (which shall not constitute notice):

PureTech Health LLC

6 Tide Street, 4th Floor

Boston, MA 02110

Attention: [***]

And

Sills Cummis & Gross P.C.

One Riverfront Plaza

Newark, NJ 07102

Attention: [***]

Email: [***]

All notices to Seaport shall be addressed as follows:

Seaport Therapeutics, Inc.

6 Tide Street, 4th Floor

Boston, MA 02110

Attention: [***]

With a copy to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: [***]

Email: [***]

8.2 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter of this Agreement other than as are set forth in this Agreement, including the Exhibits. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

8.3 Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.

8.4 Assignment.

(a) This Agreement and the rights and obligations under this Agreement may not be assigned, delegated, or otherwise transferred, in whole or in part, by operation of law or otherwise, by either Party without the other Party’s express prior written consent; provided, however, that either Party may assign its rights or delegate its obligations under this Agreement without such consent to (a) its Affiliate or (b) its successor in interest in connection with any merger, consolidation, or sale of all or substantially all of the assets of such Party to which this Agreement relates. In the event of such assignment by Seaport that occurs concurrently with or following the grant of a Product License, Seaport (i.e., the original Party to this Agreement) shall remain liable for all payment obligations to PureTech pursuant to Section 1.5(b)(ii) with respect to such Product License to the extent such assignee does not fulfill such payment obligations. In the event of such assignment by Seaport that occurs concurrently with or following a Change of Control, Seaport (i.e., the original Party to this Agreement) shall remain liable for all payment obligations to PureTech pursuant to Section 1.5(b)(iii) with respect to such Change of Control of Seaport to the extent such assignee does not fulfill such payment obligations.

(b) Any successor or assignee of rights or obligations permitted hereunder (including payment obligations) shall, in writing to the other Party, expressly assume performance of such rights or obligations. In the case of any permitted assignment or transfer of or under this Agreement, this Agreement shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and assigns of the Parties hereto and the assigning Party shall remain liable for the obligations of its successor or assignee as set forth herein. Any attempted assignment, delegation, or transfer in violation of the foregoing will be null and void. For clarity, Seaport is free to assign, transfer and grant licenses or other rights to the Transferred Assets in its sole discretion and without the consent of PureTech, and nothing in this Section 8.4 shall be interpreted as a limitation on such assignment, transfer or grant.

8.5 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

8.6 Counterparts and Signature. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Copies of original signature pages sent by PDF shall have the same effect as signature pages containing original signatures.

8.7 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed in all respects, including validity, interpretation, and effect, by and construed in accordance with the internal Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute) without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

8.8 Remedies.

(a) Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one (1) remedy will not preclude the exercise of any other remedy.

(b) The Parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the Party seeking such remedy has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity.

8.9 Submission to Jurisdiction. Each of the Parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party hereto may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.1. Nothing in this Section 8.9, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law.

8.10 Fees and Expenses. Except as otherwise expressly provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Closing occurs.

8.11 Disclosure Schedule. The Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in Article II and in such a way that it is reasonably apparent which representation and warranty in such section such disclosure is intended to qualify and the disclosure with respect to a representation and warranty contained in Article II shall qualify any other representations and warranties in Article II to the extent that it is reasonably apparent on the face of such disclosure that it also qualifies or applies to such other representations and warranties.

8.12 Waiver. No waiver by the Parties of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, Seaport and PureTech have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SEAPORT THERAPEUTICS, INC.

By:	/s/ Charles Sherwood
Name: Charles Sherwood
Title: President

PURETECH:

PURETECH HEALTH LLC

By:	/s/ Bharatt Chowrira
Name: Bharatt Chowrira, PhD
Title: President

PURETECH LYT, INC.

By:	/s/ Bharatt Chowrira
Name: Bharatt Chowrira, PhD
Title: President

AMENDMENT TO ASSET TRANSFER AGREEMENT

This Amendment (“Amendment”) to the Asset Transfer Agreement dated as of April 8, 2024, by and between Seaport Therapeutics, Inc. (“Seaport”) and PureTech Health LLC, PureTech LYT, Inc., and PureTech Management, Inc. (collectively, “PureTech”) (the “Agreement”) is effective as of the as of the last date set forth in the signature block. For purposes hereof, all capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, Seaport and PureTech desire to amend the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	Section 4.6(d) (Change of Control) is hereby amended by deleting the term “Seaport” and replacing it with the phrase “either Party” to read as follows:

4.6(d) PureTech’s right to request a PureTech License pursuant to this Section 4.7 will terminate upon a Change of Control of either Party.

2.	Miscellaneous.

a.	This Amendment is effective as of the latest dated signature on the signature page hereto.

b.	Except as specifically set forth herein, the Agreement and the obligations of Seaport and PureTech thereunder are hereby ratified and confirmed and shall remain in full force and effect.

c.	Unless the context requires otherwise, all references to Sections in this Amendment shall be references to the relevant section in the Agreement.

d.	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

e.

This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of Page Intentionally Blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the last date set forth below.

SEAPORT THERAPEUTICS, INC.

By:	/s/ Daphne Zohar
Name: Daphne Zohar
Title: CEO

PURETECH HEALTH LLC

By:	/s/ Robert Lyne
Name: Robert Lyne
Title: CEO

PURETECH LYT, INC.

By:	/s/ Robert Lyne
Name: Robert Lyne
Title: CEO